Exhibit 99.2

C O R P O R A T E   P A R T I C I P A N T S

Mark Klausner, Westwicke Partners

Anthony Fernando, President and Chief Executive Officer

Shameze Rampertab, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Swayampakula Ramakanth, H.C. Wainwright & Co.

Ross Osborn, Cantor Fitzgerald & Co.

P R E S E N T A T I O N

Operator

Welcome to the Asensus Surgical, Inc. Fourth Quarter and Fiscal Year 2021 Financial and Operating Results Conference Call.

The conference is being recorded.

I would now like to turn the conference over to Mark Klausner from Westwicke. Please go ahead.

Mark Klausner

Good afternoon, everyone, and thank you for joining us for the Asensus Surgical Fourth Quarter and Full Year 2021 Business and Financial Update Conference Call. On the call with me today are Anthony Fernando, President and Chief Executive Officer, and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by Management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company's business, including any impact from the COVID-19 pandemic and other geopolitical factors beyond our control. The Company undertakes no obligation to update the information provided on this call.

For a discussion of risks and uncertainties associated with the Asensus business, I encourage you to review the Company's filings with the Securities and Exchange Commission, including the 2021 Form 10-K expected to be filed later today and other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and the adjusted net loss per common share attributable to common stockholders. Management believes that these non-GAAP financial measures taken in conjunction with U.S. GAAP financial measures provide useful information for both Management and investors by excluding certain noncash and other expenses that are not indicative of the Company's core operating results.

Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans that benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from U.S. GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

It is now my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando

Thanks, Mark.

Thank you all for joining us today. On today's call, I will provide an overview of our recent accomplishments and then ask Shameze to review our financial performance, after which I will discuss our priorities for 2022 before turning to Q&A.

While 2021 continued to be challenging with the macro headwinds associated with COVID, including hospital restrictions, staffing shortages and supply chain issues, we accomplished a tremendous amount throughout the year. We expanded our installed base by approximately 33%, drove a 44% increase in procedure volumes, made great strides in the development of the Senhance Surgical System and increased revenues by approximately 150% compared to 2020.

We finished the year on a high note. During the fourth quarter, we had six new Senhance programs initiated and saw procedure volumes increase by approximately 30% versus the prior year fourth quarter.

Along those lines, I would like to provide a more detailed update on recent performance and the progress we have made on our key focus areas over this past year. As a reminder, these are, first, the continued market development for the Senhance System; and second, expanding our portfolio and continuing the technological advancement of Senhance.

Starting with our market development efforts. It is crucial to our strategy that we continue to raise awareness of Senhance and follow up with health economic relevance data to support its adoption. As we mentioned in the past, we expected to have a number of key clinical papers published throughout 2021. During the year, we had 21 peer-reviewed manuscripts published, the most significant of which was in April. This publication in the International Journal of Medical Robotics and Computer Assisted Surgery was the first to compare health economic outcomes of Senhance versus another robotic system as well as traditional laparoscopy. The study indicated that for certain gynecologic procedures, the Senhance System per procedure cost were less than half of the cost of comparable robotic procedures and in line with traditional laparoscopically assisted vaginal hysterectomy case cost.

The study also showed case times between Senhance and the other robotic system were comparable. We continue to believe that the development of data related to the variety of benefits offered by Senhance allows for greater adoption by surgeons in the future.

The next segment of our market development efforts is the growth of our global installed base and the acceleration of procedure volumes. During the fourth quarter, six Senhance programs were initiated, bringing the total to 10 programs for 2021, which was in line with our guidance for the year.

Now turning to procedure volumes. In 2021, over 2,100 procedures were performed, representing the highest annual procedure volume total since the inception of Senhance, which points to the continued momentum we have generated. Importantly, we saw growth across each of our key geographies during the year, with the U.S. growing 95%, the EMEA region growing 42% and Asia growing 18% compared to 2020.

During the fourth quarter, over 500 procedures were performed using Senhance, representing an increase of approximately 30% over the previous year quarter. In addition to the continued growth in utilization, we are very encouraged by the continued broadening of the types of procedures being performed with Senhance. During the year, general surgery made up 40% of case volumes, with gynecology, urology, bariatric and colorectal procedures making up the remaining 60%. This is important as it points to the fact that Senhance continues to be utilized across the most common high-volume specialties within soft tissue abdominal surgery.

Now turning to our second initiative for the year: the continued portfolio expansion and technological advancement of the Senhance System. We reached two key regulatory milestones as we received 510(k) clearance for the expanded capabilities of the Intelligent Surgical Unit, or ISU, which will allow us to grow its capabilities with the Senhance System, as well as 510(k) clearance for five-millimeter articulating instruments, which will improve the dexterity of our instrument platform, offering better access to difficult-to-reach areas of the anatomy. We also received CE Mark for the initial version of the ISU and expanded the U.S. indications for use of the Senhance System to include general surgery.

Another technological development milestone during 2021 was the launch of Senhance Connect. This is a mobile, in-OR surgeon communication system. With Senhance Connect, up to six clinical and product specialists can remotely interact, observe and communicate with the clinical team in the OR throughout a surgical procedure from anywhere on the globe. It has proven to be a valuable tool that we have quickly been able to roll out over the course of the year, and utilization has continued to grow as more surgeons have interacted with the technology.

We are very proud of what we were able to accomplish in 2021, but also equally as proud of what we have been able to accomplish since late in 2019 when I stepped into the role of CEO and we implemented our market development strategy. Since this time, we have routinely delivered on the milestones we have set out to achieve on a quarterly and yearly basis, and the cumulative results have been very encouraging.

First, we have more than doubled the size of our installed base around the world. Second, we have more than doubled the number of procedures performed. And third, we have rapidly accelerated the volume of clinical data related to Senhance being published, with more than 30% of all publications on the platform happening in the last 12 months.

Given the macro headwinds that have impacted health care systems globally throughout the last two years, our ability to achieve these feats is an even more validating outcome. We have generated real momentum during 2020 and 2021, capped off by a very strong fourth quarter, and we look forward to accelerating that momentum as we move to 2022.

Before turning the call over to Shameze to review our financial performance, I want to thank everybody within the Asensus organization as well as our customers and partners for their extraordinary commitment during the year. Without their dedication and efforts, we would not be where we are today.

With that, I will turn the call over to Shameze for a financial update.

Shameze Rampertab

Thanks, Anthony.

Turning to the fourth quarter. For the three months ended December 31, 2021, the Company reported revenue of $2.5 million as compared to revenue of $1.1 million in the three months ended December 30, 2020. Revenue in the fourth quarter of 2021 included $1.7 million in system revenue, $0.5 million in instruments and accessories, and $0.3 million in services.

For the three months ended December 31, 2021, total operating expenses were $15.9 million as compared to $14.2 million in the three months ended December 31, 2020.

For the three months ended December 31, 2021, net loss attributable to common stockholders was $15.9 million, or $0.07 per share, as compared to net loss attributable to common stockholders of $13.8 million, or $0.13 per share, in the three months ended December 31, 2020.

For the three months ended December 31, 2021, the adjusted net loss attributable to common stockholders was $15.7 million, or $0.07 per share, as compared to an adjusted net loss of $9.7 million, or $0.09 per share, in the three months ended December 31, 2020.

Adjusted net loss is GAAP net loss adjusted for the following items: amortization of intangible assets, change in fair value of contingent consideration, change in fair value of warrant liabilities and restructuring and other charges, all of which are noncash charges. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. Reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet. The Company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash, of approximately $135.8 million, working capital of $103.4 million as of December 31, 2021.

I'll turn the call back over to Anthony.

Anthony Fernando

Thanks, Shameze.

I would now like to provide our perspectives on 2022.

In 2021, we generated significant momentum and put ourselves in a great position to drive the broad adoption of Senhance. With the addition of a number of key clinical publications that support and validate the benefits of Senhance and the continued technological development of the platform, we were able to drive a material 33% expansion of our installed base and a record Senhance procedure volumes, which grew 44% year over year.

In 2022, we look to drive increased awareness of the platform, have impactful data published that reinforces the clinical benefits Senhance brings to patients, surgeons and hospitals, and expand the capabilities of the platform, all with the goal of facilitating increased adoption and utilization across the globe.

In terms of what to expect from us in the near term, our focus areas for 2022 are the continued market development of the Senhance System and the ongoing development of our portfolio. Starting with market development.

The primary goals of our market development activities are the growth of our global installed base and the acceleration of procedure volumes. In order to drive widespread adoption, we need to inform and educate our potential customer base of the benefits of Senhance and then follow up with clinical data to support our claims in order to further demonstrate the value of the Senhance System. During the year, we will continue to work to publish additional peer-reviewed papers that focus on the clinical, economic and workflow benefits of digital laparoscopy performed with Senhance as compared to traditional laparoscopy and also showcase how digital technology and real-time clinical intelligence can be helpful to surgeons and patients.

A tool we will continue to leverage to increase awareness of Senhance and educate the surgical community on its benefits is participation in major surgical meetings and congresses across our key geographies. During 2022, we hope to have a podium presence at most of the major congresses and industry events in the U.S., Europe and Japan. The next segment of our market development efforts is the expansion of our global footprint, including the growth of our installed base, the acceleration of procedure volumes, and the increase in the number of foundational sites.

Turning to the growth in our installed base. Our goal for 2022 is to add an additional 10 to 12 new system initiations globally. Similar to last year, we continue to focus on the acceleration of global procedure volumes. With the substantially larger installed base and the potential for lessening COVID headwinds during the year, as well as the recent expansion of our portfolio, we believe we can continue to scale the volumes of procedures being performed with Senhance as well as the variety of procedures being performed on a daily basis.

In support of our efforts to drive system utilization, we have continued to invest in surgeon training and medical education. We have implemented a variety of tools to create a holistic training environment focused on getting surgeons up to speed and performing Senhance procedures rapidly. These tools feature the Asensus Surgical Learning Academy, which is our distance learning portal that provides surgeons with access to abundant interactive educational resources throughout the Senhance learning pathway, such as extensive online training modules that build foundational knowledge of the Senhance System in preparation for hands-on training, procedural mapping guides that accelerate learning through knowledge sharing by Senhance clinical experts, quick reference guides to increase operating room efficiency, and a surgical video archive of Senhance procedures for continuing education.

Other tools that we are leveraging are our mobile surgical simulator, which is designed to enhance surgeon skill level with the Senhance interface in a simulated environment; Senhance Connect, a multi-video digital collaboration solution that enables virtual real-time best practice sharing amongst enhanced surgeon users from the operating room; and global training centers located in the U.S., Europe and Japan. We believe these tools, in aggregate, will allow us to continue to facilitate the adoption of Senhance by surgeons across the globe and provide clinical intelligence through our Performance-Guided Surgery framework to assist surgeons in performing consistently superior surgery.

As we continue to emphasize the training and onboarding of new surgeon users and focus on increased utilization, we expect to see growth in the number of foundational sites during the year. As a reminder, foundational sites are hospitals that are performing, or are on track to perform, more than 100 procedures on an annualized basis. While we expect COVID to continue to impact case volumes during the first half of 2022, resulting in lumpy utilization within specific hospitals and regions, we are confident the number of foundational sites will expand as we progress through the year.

Turning to the expansion of our product portfolio. We are excited to continue building upon our accomplishments in 2021 as we seek to further develop the Senhance System technologically and broaden its applicability. In 2022, we are focused on a number of key milestones.

First, the full-scale commercial launch of five-millimeter articulating instruments. These instruments are currently in a pilot launch in the U.S., during which we are optimizing the functionality to provide the incremental dexterity that surgeons have been looking for. We expect broader adoption following a full commercial launch globally during the second half of the year.

Our second portfolio initiative is to seek pediatric clearance in the U.S. With the combination of three-millimeter instrumentation with a five-millimeter camera scope and haptic feedback, Senhance is uniquely positioned to bring these benefits of digital laparoscopy to pediatrics in a way that no other platform on the market can by offering a revolutionary and unmatched reduction in invasiveness. We have seen strong early clinical utilization in Europe and demand from the U.S.-based surgeons. In response to this, we decided to pursue a pediatric indication in the U.S. and intend to submit a 510(k) application during the second half of the year.

Lastly, we are seeking to continue to expand the applicability of the ISU globally. Following the U.S. and Japanese regulatory approvals, early feedback from surgeons have been excellent. The newest ISU features introduced more advanced features such as 3D measurement, digital tagging, image enhancement and enhanced camera control based on real-time data from the anatomical structures while performing surgery. We believe we are the first and only system to offer these additional features to surgeons, giving them real-time intraoperative digital tools, which, to this point, they have never had access to. In addition, we are pursuing a CE Mark approval for expanded machine vision capabilities in Europe, which we expect to receive in late 2022.

With the expanded ISU capabilities approved in the U.S. and Japan, and with Europe to follow, we plan to aggressively expand the utilization of the ISU throughout our global installed base as quickly as possible.

The commercial rollout of the ISU is our first significant technological push into what we call Performance-Guided Surgery. As it stands today, Senhance has significant advantages over traditional laparoscopy and other robotic platforms, but we have a more ambitious vision for the level of clinical intelligence Senhance can bring to the health care system.

As an organization, our goal is to revolutionize the way surgery is performed. The fact that there are complications with one in five surgeries is unacceptable and, more importantly, avoidable. As we build out Performance-Guided Surgery, we are helping unlock clinical intelligence and capabilities to reduce surgical variability, and the complications associated with it. We are pioneering a new standard of surgery with digital solutions that can greatly increase predictability and surgical proficiencies regardless of surgeon's skills or experience.

We've made good progress towards developing some of the foundational components of Performance-Guided Surgery, including the ISU and Senhance Connect. During the year, we will continue to take steps towards the development of evolutionary capabilities, leveraging the ISU, which will allow us to deliver on the promise of Performance-Guided Surgery. We believe that the future of surgery is data driven and our ability to collect, analyze and extract insights from data is a foundational component of our strategy.

In order to harness the power of that data, we are investing to further develop our cloud and data management capabilities. In addition, we will leverage our growing installed base while at the same time partnering with hospitals and other institutions to work towards the compilation of a critical mass of surgical data. Using this data and our analytics capabilities, we will be able to build the surgical infrastructure of the future, enabling surgeons and hospitals to deliver better, more consistent outcomes.

As we look ahead to the future, we are very excited about the position we are in to take advantage of the tremendous opportunity that exists to elevate surgery in ways that matter. We generated significant momentum during 2021, and we look forward to building upon that momentum to advance the capabilities of Senhance, making progress towards the promise of Performance-Guided Surgery and increasing the global adoption of Senhance.

With that, I would like to open the line for questions.

Operator

The first question comes from Swayampakula Ramakanth with H.C. Wainwright. Please go ahead.

Swayampakula Ramakanth

Thank you. This is RK from H.C. Wainwright. (Multiple speakers). Congratulations. Certainly, you got off '22 at a very high note. I can see that.

As you said, in the fourth quarter, you had like greater than 500 procedures. So coming off of that, with whatever amount of detail you could provide, how is the last 60 days or so looking in terms of procedure volume? And how should we think about '22?

Anthony Fernando

Thanks, RK, for the question.

With respect to cases, I think we are seeing a pretty steady volume, and the goal is obviously to continue to grow significantly during the course of the year. But the unfortunate part, it is hard to be pretty predictable from month to-month or quarter to-quarter in terms of volume, because there's still some level of fluctuation at certain sites, whether it's COVID or other staff shortages, etc.

I think you could expect to see a continued growth in volume in terms of cases. And I would also say that maybe earlier in the year it might be smaller numbers in terms of growth, but hoping to get caught up in the middle to the latter part of the year.

Swayampakula Ramakanth

Perfect. My second question, you're expecting 10 to 12 system initiations during '22 at the same time you are also wanting to file the 510(k) for the pediatric indication. So I'm assuming this does not take into account what you could gain from the pediatric market. So for us to understand the market itself, is there something called a pediatric market in the sense is there a certain number of hospitals that specifically want admission for pediatrics? And what work do you need to do before even you can file the 510(k)?

Anthony Fernando

Sure, RK.

I think, again, it depends on geography. If you look at Europe where we are now, several hospitals have different departments or some institutions that are primarily focused on women's health, and pediatrics is kind of part of that women's health group. And in the U.S., obviously, again, there are some independent pediatrics, but otherwise, it's a different unit or a surgical unit within some hospitals.

There is a need for pediatrics, because not many pediatric cases are done using robotics for several reasons. And then that's the reason that we saw in Europe there was very good interest. Given that we had three-millimeter instruments, couple that with haptic feedback, and then also using a five-millimeter scope; in Europe, surgeons thought that it's going to be a really good solution. And then there were some preliminary publication on that as well. And that kind of got picked up by some of the U.S. surgeons also expressing interest in inquiring about if they could have that solution.

I wouldn't say that there's a very large market in comparison to that population, but there is a relatively significant opportunity there, especially because there's no solution that caters to the pediatric patient population offering some direct-line benefits. We believe that with the instrumentation that we have, haptic feedback, that this will be a very appropriate and suitable solution for that population, and thus be able to be a good solution for them.

We do think there is an opportunity there. In Europe, we're already there. Then in the U.S., we kind of do the same in focusing on either institutions that only do pediatrics, or other hospitals that also have a pediatric department.

Swayampakula Ramakanth

Perfect. Thank you, thank you very much for taking the question.

Anthony Fernando

Thanks, RK.

Operator

The next question comes from Ross Osborn with Cantor Fitzgerald. Please go ahead.

Ross Osborn

Hi. Good afternoon. Thanks for taking my questions. Congratulations on a productive 2021.

Starting off, would you guys maybe just discuss the financial impact from Russia's invasion of Ukraine, just given your presence in both countries? And then as a follow-up, how do you see outright sales for sale and leasebacks evolving this year given what is hopefully going to be a more normal operating environment?

Anthony Fernando

Hi, Ross. Thanks for the question.

Starting with Russia and Ukraine, I think, yes, we do have a presence there. And again, the impact, obviously there's going to be an impact. But to what extent, it's not being quite determined yet. So we'll have to wait and see how everything pans out. But those were two focus areas of last year going into that area. That's one.

What was the second part of your question, if you don't mind repeating, please?

Ross Osborn

Just how you see the sale of your systems in terms of outright sales versus the sale and leaseback strategy. Do you see it returning to more outright sales given hospital budgets, hopefully, coming back this year as COVID headwinds subside?

Anthony Fernando

Yes. Ross, I think we would see both. I think in some of the distributor countries, and even some of the Eastern European countries, I think direct sale is something we have seen, and I think we'll continue to see that. And in our direct markets, obviously, a lease and then a lease conversion is something that we'll also see.

I think even in the Western European and other direct markets, I think there are some preferences in some countries to prefer to buy versus a lease. So I think we're going to see a mix, but we're really focusing on the leasing opportunity. It's a flexibility that we are trying to bring to offer in order to move through the capital process faster and more effectively compared to going through different committees, etc., to trying to get Capex approved versus trying to go through the lease process in order to begin the program. And then while the program is ongoing and they see the value, then it becomes even easier.

I think we're going to see a mix. And I would say that that might be slightly changed to having slightly more sales, direct sales compared to leases, but I wouldn't be surprised if it just continues to be leases and then convert as well.

Ross Osborn

Okay. Great. That makes sense. And then just lastly for me. I noticed supply chains, you had a bit of headwinds you started seeing in the fourth quarter. Given we're two months in 2022, have you seen the supply chains improve at all?

Anthony Fernando

Actually, we've not seen improvement, I would say. I mean, we've had some challenges on the semiconductor front and also some challenges on the plastics, medical grade plastics front as well. So those continue, but at the same time, we found alternate ways to move through them in trying to get us some more time. So we've not seen a very clear improvement, I would say. We're still kind of working through those challenges, but kind of found alternate means to uproot it.

Ross Osborn

Got it. Thanks for taking my questions. Congrats again on 2021.

Anthony Fernando

Thank you, Ross.

Operator

That concludes our question-and-answer session for today. I will now turn the call back to Anthony Fernando for closing remarks.

Anthony Fernando

Thank you again for your interest in Asensus Surgical, and we look forward to updating you on our progress on our next quarterly call.

Operator

This concludes today's conference call. You may disconnect your lines. Thank you for participating, and have a pleasant day.